Exhibit 99.1

                MOLSON COORS REPORTS 2006 SECOND QUARTER RESULTS

    DENVER and MONTREAL, Aug. 1 /PRNewswire-FirstCall/ -- Molson Coors Brewing Company (NYSE: TAP; TSX) released today its financial results for the second quarter ending June 25, 2006. Net sales, income from continuing operations (after-tax) (1), net income and earnings per share increased in the quarter compared to the same period a year ago.

    Second quarter 2006 net sales of $1.58 billion increased 2.3 percent from the second quarter 2005. Sales volume grew 2.3 percent to 11.4 million barrels, or 13.4 million hectoliters (hls), compared to the second quarter a year ago. All $ amounts in U.S. dollars.

    Cost of goods sold in the second quarter was $920.0 million, an increase of
2.7 percent over the same quarter last year. Marketing, general and administrative expense rose 0.4 percent to $448.3 million in the second quarter 2006. During the quarter, Molson Coors continued to implement merger-related synergies and cost cutting programs across the Company. In total, Molson Coors achieved approximately $27 million in synergies and other cost savings during the quarter. These savings were more than offset, however, by commodity and energy-related cost inflation, which adversely affected each of the Company's businesses.

    Net income during the second quarter 2006 increased to $156.2 million, or $1.81 per diluted share, from $38.5 million, or $0.45 per diluted share, a year ago. Excluding special items, income from continuing operations was $173.9 million, or $2.01 per diluted share, up 51.8 percent from the second quarter 2005. (See tables below for reconciliations to nearest U.S. GAAP measures.) Higher income from continuing operations was driven primarily by Canadian income tax rate reductions, which significantly lowered the Company's effective tax rate, along with solid sales growth and progress on cost-reduction initiatives, both of which drove higher operating income in the quarter. The Company's effective tax rate during the second quarter 2006 was minus three percent including special items and positive three percent excluding special items, down from 27 percent and 33 percent, respectively, a year ago. The tax rate declined largely because of the benefit of a two-percentage-point reduction in the general corporate income tax rate in Canada, as well as minor changes in several provincial income tax rates. The non-recurring tax rate reduction increased earnings from continuing operations by approximately 60 cents per share in the second quarter.

    Leo Kiely, Molson Coors president and chief executive officer, said, "Overall, our second quarter results demonstrate that we are continuing to make solid, steady progress strengthening the fundamentals of Molson Coors Brewing Company. We grew sales volume in all three of our businesses, led by the strength of our strategic brands -- the ones that receive the most investment -- that are the future growth engines of our company. We combined this top-line growth with continued progress on our cost-reduction programs to achieve higher operating income and margins in the quarter. Our results also benefited from lower general tax rates enacted in Canada, which provide a one-time reduction in book tax rate this quarter and a long-term reduction of about two percentage points in our book and cash tax rates when fully implemented in 2010. These positive results allowed us to more than overcome a significant rise in commodity and energy cost inflation that we and other brewers are facing globally.

    "Our Canadian team grew profitability nearly 34 percent in the quarter on the strength of our strategic brands in this key market, in particular Coors Light, Rickard's and our partner import brands. This business faced heavy competitive and cost pressure and still achieved impressive results, including growing Coors Light and other strategic brands at double-digit rates in the quarter. Our U.S. business performed well on the top line, with solid volume growth and pricing, especially for Coors Light relative to its competitors. Cost-reduction initiatives in this business helped to offset very high cost inflation, which drove the U.S. profit decline in the second quarter. Importantly, we are on track with two major U.S. cost reduction initiatives -- the closure of our Memphis brewery in early September and completion of our new brewery in Elkton, Va., in early 2007 -- as well as other productivity projects in the U.S. Due to these initiatives and our expectation that commodity cost increases will moderate in the second half of this year, we currently anticipate a full-year 2006 increase in U.S. cost of goods sold of three to five percent per barrel. In the U.K., despite an extremely difficult business and commodity inflation environment, our team achieved strong double-digit earnings growth by growing our market-leading Carling brand --- which accounts for more than three-fourths of our annual Europe volume --- and cutting costs significantly."

    Kiely added, "We are making excellent progress toward one of our key goals for 2006 to generate more than $300 million of free cash flow available for debt pay down. In early July, we paid off the last of the debt related to the merger special dividend, so that substantially all of our debt is now of equal credit standing. We achieved our goal of paying down the special dividend debt more than seven months ahead of our original target. During the past 17 months, we have used free cash flow to repay US$536 million of special dividend principal and related interest."

    Canada Business
    Pretax income in Canada during the second quarter 2006 increased 33.7 percent from the second quarter 2005 due to higher sales volume, lower costs and an approximately 10 percent favorable movement in foreign exchange rates. Canada sales volume of 2.3 million barrels (2.6 million hls) was up 1.6 percent from the same period a year ago. Canada business net sales were up 13.2 percent from second quarter of 2005. Cost of goods sold and marketing, general and administrative costs declined in local currency compared to the same period a year ago. Sales to retail decreased 0.4 percent during the quarter compared to second quarter 2005. Strong double-digit growth in Coors Light and Rickard's, as well as strong single-digit growth by the Company's partner import brands, was offset by the discontinuation of Molson Kick and A Marca Bavaria and a decline in other premium and discount brands stemming from intense competitive pricing pressure in key provinces.

    Synergies and other cost reduction initiatives offset about two-thirds of the Canada business cost of goods inflation, while additional reductions were achieved in marketing, general and administrative expenses.

    United States Business
    In the second quarter 2006, sales volume and net sales in the U.S. business increased 1.5 percent and 2.8 percent, respectively, from the second quarter a year ago. U.S. sales to retail increased 2.3 percent during the quarter compared to the same period in 2005, driven largely by a low single-digit increase in Coors Light volume, a high single-digit increase in Keystone Light and a strong double-digit increase in Blue Moon. Excluding the company's Caribbean business, which suffered from a local government shut-down in Puerto Rico during the second quarter, U.S. 50-states volume grew 3.0 percent from a year ago, about double the rate of growth for the total U.S. beer industry.

    Including special charges, U.S. pretax income of $44.1 million decreased
44.0 percent compared to second quarter 2005. Excluding special charges, U.S. pretax income decreased 20.6 percent to $70.5 million compared to the same period a year ago driven by sales volume growth and higher net pricing, more than offset by higher packaging material, transportation, energy and labor costs. The Company's cost saving initiatives and merger synergies more than offset non-commodity cost inflation, but commodity, freight and energy inflation drove higher U.S. cost of goods per barrel and lower profit.

    Europe Business
    Including special items, Europe business pretax income during the second quarter 2006 increased 28.2 percent from second quarter 2005. Excluding special items, pretax income for the Europe business increased 36.4 percent during the quarter, due to Carling volume growth, progress on cost initiatives and a $5.5 million gain on the sale of real estate, which represented about half of the increase, partially offset by continuing industry pricing pressures and unfavorable trends in sales mix. In the second quarter 2006, Europe business sales volume increased by 5.1 percent compared to the same period a year ago, with Carling sales volume increasing at a high-single-digit percentage rate, due to the 2006 World Cup soccer tournament, the timing of the Easter holiday and account gains with retail pub chains.

    Cost of goods sold per barrel for the Company's owned brands decreased approximately 10 percent during the quarter, while marketing, general and administrative costs decreased by about 12 percent, both in local currency. Net sales per barrel decreased 14.9 percent from the second quarter of 2005. About half of the decline was due to a change in contractual arrangements on certain factored brand sales, which reduced both net sales and cost of goods sold by $21.2 million, with no impact on profits. The balance of the decline in Europe business net sales per barrel was primarily attributable to unfavorable owned-brand net pricing and sales mix.

    Corporate Expenses
    The Company's Corporate general and administrative expenses totaled $28.3 million in the second quarter, up $11.7 million from a year ago. About $4.7 million of the increase was due to the Company's stock-based long-term incentive plan, including the effect of the Company adopting FAS123R accounting treatment for expensing equity-based compensation. Another $3.1 million of the increase was related to non-recurring expenses, such as severance costs and merger-related legal fees. The balance of the increase was related to establishing a corporate center and substantial investments in projects to drive future cost reductions throughout the enterprise.

    Interest expense, excluding interest income from trade loans in the U.K., was $39.8 million in the second quarter, 28.0 percent higher than the interest expense a year ago due to expenses related to adjusting Ontario Beer Store (Brewers Retail Inc.) interest rate swaps to market value, the high percentage of long-term debt versus a short-term bridge loan that the Company had in place a year ago, and higher market interest rates in 2006, partially offset by the benefit of lower debt levels this year. Without the $4.6 million in Beer Store swaps -- which now have been restructured and will not drive volatility on the Company's income statement -- interest expense would have been $35.2 million in the second quarter 2006.

    (1)Discontinued Operations
    Following the Company's sale of a 68 percent equity interest in its Brazilian unit, Cervejarias Kaiser ("Kaiser") in January 2006, the Company now reports results for its former Brazil business as discontinued operations. In the second quarter of 2006, the Brazil discontinued operations reported an after-tax loss of $1.4 million, which reflects the net impact of foreign exchange and other adjustments to the Company's Kaiser-sale-related indemnity guarantees. Under cost-method accounting for the Company's remaining interest in Kaiser, Brazil operating results are no longer reported by Molson Coors. In the second quarter a year ago, the Brazil business reported an after-tax loss of $56.9 million.

    Special Items
    The Company reported special items totaling $25.8 million, or $0.19 per diluted share after-tax, during the second quarter 2006, primarily related to the following:

    * U.S. results included a $26.4 million pretax special charge related primarily to the scheduled closure of the Company's Memphis brewery in early September. These charges include accelerated depreciation of Memphis assets and limited restructuring and project expenses.

    * In Europe, the $1.9 million special credit is due primarily to a $5.3 million benefit related to a reduction in the liabilities recorded for the Company's U.K. pension plan. Recognition of this benefit in the second quarter was triggered by cost-reduction initiatives that have reduced the Company's staffing levels nearly 10 percent over the past year. This benefit was partially offset by additional restructuring costs in supply chain and other areas. This restructuring work is now substantially complete, with a payback period of approximately one year.

    * The Corporate special charge of $1.3 million is due to the quarterly adjustment to the cost of providing a floor price under the options for the Coors executives who left the Company under the change of control immediately following the merger last year.

    For the second quarter of 2005, the Company reported pretax special charges totaling $41.0 million primarily related to post-merger severance payments and benefits and accelerated depreciation of the Memphis brewery.

    2006 Second Quarter Earnings Conference Call
    Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company's 2006 second quarter financial results. The Company will provide a live webcast of the earnings call. Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time. Both webcasts will be accessible via the Company's website, www.molsoncoors.com . Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on September 24, 2006.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
2006 Second Quarter After-tax Income From Continuing Operations, Excluding Special Items

(In millions of $US, except per share data)          2nd Q 2006      2nd Q 2005
-------------------------------------------------    ----------      ----------
U.S. GAAP:  After-tax income from
 continuing operations:                              $    157.6      $     95.5
   Per diluted share                                 $     1.82      $     1.11
Add back: Pretax special items - net                       25.8            41.0
Minus:  Tax effect on special items                        (9.5)          (22.0)
Non-GAAP:  After-tax income from
 continuing operations, excluding special items:     $    173.9      $    114.5
   Per diluted share                                 $     2.01      $     1.33
Percent change from 2005 results from continuing
 operations, excluding special items                       51.8%

Molson Coors Brewing Company
2006 2nd Quarter Pretax Income From Continuing Operations, Excluding
Special Items

(Note: Some numbers may not sum due to rounding.)

                                                                        Business
                                                     -------------------------------------------------       Total
(In millions of $US)                                   Canada         U.S.       Europe     Corporate    Consolidated
--------------------------------------------------   ----------   ----------   ----------   ----------   ------------
    U.S. GAAP: 2006
     2nd Q pretax income (loss) from continuing
     operations - reported                           $    143.5   $     44.1   $     38.9   $    (69.4)  $      157.1

    Add back:
     Pretax special charges/credits - net                    --         26.4         (1.9)         1.3           25.8

    Non-GAAP: 2006
     2nd Q Pretax income (loss) from continuing
     operations, excluding special items             $    143.5   $     70.5   $     37.0   $    (68.1)  $      182.9

    Percent change 2006
     2nd Q vs. 2005 2nd Q pretax from
     continuing operations, excluding special
     items, [inc./(dec.)]                                  33.7%       (20.6)%       36.4%        57.0%           1.7%

    U.S. GAAP: 2005
     2nd Q pretax income (loss) from continuing
     operations                                      $    107.3   $     78.8   $     30.4   $    (77.6)  $      138.9

    Add back:
     Pretax special charges/credits - net                    --         10.0         (3.2)        34.2           41.0

    Non-GAAP: 2005
     2nd Q Pretax income (loss) from continuing
     operations, excluding special items             $    107.3   $     88.8   $     27.1   $    (43.4)  $      179.9

    Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items should be viewed as a supplement to -- not a substitute for -- our results of operations presented on the basis of accounting principles generally accepted in the United States. We believe that Pretax and After-tax Income
(Loss) From Continuing Operations Excluding Special Items is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. Our management uses Pretax and After-tax Income (Loss) From Continuing Operations Excluding Special Items: as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

    Forward-Looking Statements
    This press release includes "forward-looking statements" within the meaning of the federal securities laws, and language indicating trends, such as "trend improvements," "progress," "anticipated," "improving sales trends" and "on track." It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their review. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

                          MOLSON COORS BREWING COMPANY
                      SUMMARY OF OPERATIONS - CONSOLIDATED
                        2nd QUARTER and YEAR-TO-DATE 2006
                                   (Unaudited)

                                                Thirteen Weeks Ended          Twenty-six Weeks Ended
                                           -----------------------------   -----------------------------
                                              June 25,        June 26,        June 25,        June 26,
(In thousands, except per share amounts)       2006            2005            2006            2005
----------------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                                   11,424          11,162          20,043          18,872

Sales                                      $   2,130,047   $   2,065,346   $   3,673,993   $   3,461,382
Beer excise taxes                               (547,022)       (518,483)       (937,122)       (866,084)
Net sales                                      1,583,025       1,546,863       2,736,871       2,595,298

Costs and expenses:
  Cost of goods sold                            (919,976)       (895,601)     (1,646,644)     (1,585,245)
     Gross profit                                663,049         651,262       1,090,227       1,010,053

  Marketing, general and
   administrative                               (448,281)       (446,399)       (837,139)       (783,769)
  Special charges - net                          (25,840)        (40,963)        (52,671)        (81,663)
Operating income                                 188,928         163,900         200,417         144,621

  Other income (expense) -  net                    5,045           2,750           2,804          (2,256)
  Interest expense - net                         (36,894)        (27,701)        (68,849)        (47,285)
Income from continuing
 operations before income
 taxes and minority
 interests                                       157,079         138,949         134,372          95,080
Income tax benefit (expense)                       4,965         (37,418)         12,403         (21,725)
Income before minority
 interests                                       162,044         101,531         146,775          73,355
Minority interest                                 (4,402)         (6,060)         (7,703)         (8,283)
Income from continuing
 operations                                      157,642          95,471         139,072          65,072
Loss from discontinued
 operations (net of tax)                          (1,415)        (56,925)        (13,082)        (60,710)
Net Income                                 $     156,227   $      38,546   $     125,990   $       4,362

Income from continuing
 operations per share
 (basic)                                   $        1.83   $        1.12   $        1.62   $        0.88
Income from continuing
 operations per share
 (diluted)                                          1.82            1.11            1.61            0.87

Loss from discontinued
 operations per share
 (basic)                                           (0.01)          (0.67)          (0.15)          (0.82)
Loss from discontinued
 operations per share
 diluted)                                          (0.01)          (0.66)          (0.15)          (0.81)

Net Income per share
 (basic)                                   $        1.82   $        0.45   $        1.47   $        0.06
Net Income per share
 (diluted)                                 $        1.81   $        0.45   $        1.46   $        0.06

Weighted average number of
 shares outstanding
 (basic)                                          85,953          85,321          85,819          74,214
Weighted average number of
 shares outstanding
 (diluted)                                        86,526          85,928          86,351          75,124

Cash dividends declared
 per share                                 $        0.32   $        0.32   $        0.64   $        0.64

NOTE: All results prior to February 9, 2005, exclude Molson Inc., which merged with Adolph Coors Company on that date.

                          MOLSON COORS BREWING COMPANY
                         SUMMARY OF OPERATIONS - CANADA
                        2nd QUARTER and YEAR-TO-DATE 2006
                                   (Unaudited)

                                               Thirteen Weeks Ended           Twenty-six Weeks Ended
                                           -----------------------------   -----------------------------
                                              June 25,       June 26,         June 25,       June 26,
(In thousands)                                 2006            2005            2006            2005
----------------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                                    2,253           2,218           3,844           3,093

Sales                                      $     643,858   $     571,299   $   1,073,788   $     810,622
Beer excise taxes                               (147,574)       (132,706)       (248,185)       (175,698)
Net sales                                        496,284         438,593         825,603         634,924

Costs and expenses:
  Cost of goods sold                            (235,665)       (218,651)       (424,193)       (352,814)
     Gross profit                                260,619         219,942         401,410         282,110

  Marketing, general and
   administrative                               (118,418)       (113,310)       (214,414)       (159,097)
Operating income                                 142,201         106,632         186,996         123,013

  Other income - net                               1,281             706           1,803              --
  Interest income - net                               --              --              --              --
Earnings before income taxes               $     143,482   $     107,338   $     188,799   $     123,013

                          MOLSON COORS BREWING COMPANY
                      SUMMARY OF OPERATIONS - UNITED STATES
                        2nd QUARTER and YEAR-TO-DATE 2006
                                   (Unaudited)

                                                Thirteen Weeks Ended          Twenty-six Weeks Ended
                                           -----------------------------   -----------------------------
                                              June 25,        June 26,       June 25,         June 26,
(In thousands)                                 2006            2005            2006            2005
----------------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                                    6,428           6,334          11,386          11,128

Sales                                      $     835,873   $     815,045   $   1,475,376   $   1,425,904
Beer excise taxes                               (114,094)       (113,063)       (202,323)       (198,948)
Net sales                                        721,779         701,982       1,273,053       1,226,956

Costs and expenses:
  Cost of goods sold                            (449,960)       (409,994)       (795,169)       (741,421)
     Gross profit                                271,819         291,988         477,884         485,535

  Marketing, general and
   administrative                               (203,074)       (203,158)       (372,520)       (374,637)
  Special charges - net                          (26,422)        (10,000)        (48,146)        (17,447)
Operating income                                  42,323          78,830          57,218          93,451

  Other income (expense) - net                     1,775             (18)          1,904              57
  Interest income - net                               --              --              --              --
Earnings before income taxes               $      44,098   $      78,812   $      59,122   $      93,508

                          MOLSON COORS BREWING COMPANY
                         SUMMARY OF OPERATIONS - EUROPE
                        2nd QUARTER and YEAR-TO-DATE 2006
                                   (Unaudited)

                                                Thirteen Weeks Ended          Twenty-six Weeks Ended
                                           -----------------------------   -----------------------------
                                              June 25,        June 26,        June 25,        June 26,
(In thousands)                                 2006            2005            2006            2005
----------------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                                    2,743           2,610           4,813           4,651

Sales                                      $     648,579   $     679,002   $   1,122,418   $   1,224,856
Beer excise taxes                               (285,354)       (272,714)       (486,614)       (491,438)
Net sales                                        363,225         406,288         635,804         733,418

Costs and expenses:
  Cost of goods sold                            (233,599)       (266,956)       (426,102)       (491,010)
     Gross profit                                129,626         139,332         209,702         242,408

  Marketing, general and
   administrative                                (98,510)       (113,326)       (192,192)       (222,462)
  Special credits (charges)                        1,917           3,231          (5,886)           (398)
Operating income                                  33,033          29,237          11,624          19,548

  Other income (expense) - net                     3,027          (2,240)            460          (6,593)
  Interest income - net                            2,885           3,382           5,689           6,958
Earnings before income taxes               $      38,945   $      30,379   $      17,773   $      19,913

                          MOLSON COORS BREWING COMPANY
                        SUMMARY OF OPERATIONS - CORPORATE
                        2nd QUARTER and YEAR-TO-DATE 2006
                                   (Unaudited)

                                                Thirteen Weeks Ended           Twenty-six Weeks Ended
                                           -----------------------------   -----------------------------
                                              June 25,        June 26,        June 25,        June 26,
(In thousands)                                 2006            2005            2006            2005
----------------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                                       --              --              --              --

Sales (1)                                  $       1,737   $          --   $       2,411   $          --
Beer excise taxes                                     --              --              --              --
Net sales (1)                                      1,737              --           2,411              --

Costs and expenses:
  Cost of goods sold (1)                            (752)             --          (1,180)             --
     Gross profit                                    985              --           1,231              --

  Marketing, general and
   administrative                                (28,279)        (16,605)        (58,013)        (27,573)
  Special (charges) credits                       (1,335)        (34,194)          1,361         (63,818)
Operating loss                                   (28,629)        (50,799)        (55,421)        (91,391)

  Other (expense) income - net                    (1,038)          4,302          (1,363)          4,280
  Interest expense - net                         (39,779)        (31,083)        (74,538)        (54,243)
Loss before income taxes                   $     (69,446)  $     (77,580)  $    (131,322)  $    (141,354)

(1) The amounts shown are reflective of revenues and costs associated with the Company's intellectual property, including trademarks and brands. Prior period amounts have not been reclassified due to immateriality.

SOURCE  Molson Coors Brewing Company
    -0-                             08/01/2006
    /CONTACT: Media, Paul de la Plante, +1-514-590-6349, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield,
+1-303-277-6894, all of Molson Coors Brewing Company/
    /Web site:  http://www.molsoncoors.com /